UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2014 (September 19, 2014)

ALPHA NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Alpha Place, P.O. Box 16429,

Bristol, VA 24209

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 619-4410

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Accounts Receivable Securitization Facility

On September 19, 2014, ANR Second Receivables Funding, LLC (“ANR Second Receivables Funding”), a special purpose, indirect subsidiary of Alpha Natural Resources, Inc. (the “Company”), entered into a Credit and Security Agreement (the “A/R Facility”) with General Electric Capital Corporation, as a lender, a swing line lender, an LC Lender (as defined therein) and the administrative agent, and Webster Business Credit Corporation, as an LC Lender and as a Lender, and certain financial institutions from time to time parties thereto, as Lenders (as defined therein). Under the A/R Facility, ANR Second Receivables Funding may borrow cash from the Lenders or cause the LC Lenders to issue letters of credit, on a revolving basis, in an amount up to $200.0 million, subject to certain limitations set forth therein. The funding pursuant to the A/R Facility is available through the earlier of September 19, 2018 and 90 days prior to the earliest scheduled maturity date of: (1) the Company’s Fourth Amended and Restated Credit Agreement, dated as of May 22, 2013, as amended from time to time (the “Fourth Amended and Restated Credit Agreement”), with Citicorp North America, Inc. and all other parties thereto from time to time, as such maturity date may be amended from time to time in a manner that meets the requirements set forth in the A/R Facility (which requirements were met by the Amendment described below under the caption “Amendment to the Fourth Amended and Restated Credit Agreement”), (2) any successor to, or replacement of, the Fourth Amended and Restated Credit Agreement meeting the requirements set forth in the A/R Facility, or (3) the earliest scheduled maturity date of any obligations for Indebtedness (as defined therein) (a) maturing after December 31, 2015, and (b) having an outstanding principal balance in excess of $100.0 million on such 90th day.

The obligations of the Lenders to make cash advances and of the LC Lenders to issue letters of credit pursuant to the A/R Facility are secured by certain trade receivables owned by ANR Second Receivables Funding. The receivables are originated by Alpha Coal Sales Co., LLC (“Alpha Coal Sales”), an indirect subsidiary of the Company and the sole member of ANR Second Receivables Funding, as sales agent on behalf of certain operating subsidiaries of the Company, and arise from the fulfillment of customer contracts entered into by Alpha Coal Sales. The A/R Facility provides that a specified percentage of billed and unbilled receivables meeting certain criteria are eligible to be counted for purposes of determining the amount of financing available to ANR Second Receivables Funding, subject to customary limits and reserves, including limits and reserves based on a dilution rate (calculated using factors including whether any portion of the receivable was reduced, canceled or written-off or is subject to dispute, offset, counterclaim or other defense), a loss rate and certain obligor and payment characteristics of the receivables. On each transfer date during the term of the A/R Facility, Alpha Coal Sales will sell and/or contribute receivables to ANR Second Receivables Funding. Alpha Coal Sales will service those receivables on behalf of ANR Second Receivables Funding and may be required to repurchase receivables in the event of a breach of certain representations or warranties made pursuant to the A/R Facility.

The Lenders and the LC Lenders will be entitled to receive interest payments with respect to the outstanding amount of each advance (including letter of credit participations) made or maintained under the A/R Facility by each Lender or LC Lender during each applicable settlement period. In addition, ANR Second Receivables Funding will pay General Electric Capital Corporation a fee as administrative agent. Certain other fees and expenses are payable to the participating financial institutions. Collections on the receivables, as well as amounts required to remain on deposit in certain accounts under the A/R Facility, will be available to pay the interest, fees and expenses, as well as to collateralize the letters of credit, if required under the A/R Facility, and repay principal on cash advances.

The A/R Facility and related documents contain affirmative, negative and financial covenants customary for financings of this type, including restrictions related to, among other things, liens, payments, merger or consolidation and amendments to the contracts pursuant to which the receivables were originated. The A/R Facility includes termination events customary for facilities of this type (with typical grace periods, where applicable), including, among other things, breaches of covenants, inaccuracies of representations and warranties, bankruptcy and insolvency events, changes in the rate of default, delinquency or dilution of the receivables above specified levels, failure to comply with a springing fixed charge coverage ratio, occurrence of a change of control and existence of material judgments. A termination event would permit the administrative agent to terminate the program and enforce any and all rights under the A/R Facility and certain agreements related thereto.

Additionally, the A/R Facility contains cross-default provisions, which would allow the administrative agent to terminate the program in the event of non-payment of other material indebtedness when due, and any other event which results in the acceleration of the maturity of material indebtedness.

Although the Lenders and the LC Lenders bear the risk of non-payment by any obligor of the receivables, the Company has agreed to guarantee the performance of its subsidiaries, other than ANR Second Receivables Funding, under the A/R Facility and agreements related to the A/R Facility for the benefit of the Lenders and the LC Lenders.

The foregoing description of the A/R Facility does not purport to be complete and is qualified in its entirety by reference to the A/R Facility, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Amendment to the Fourth Amended and Restated Credit Agreement

On September 24, 2014, the Company entered into an amendment agreement (the “Amendment”), pursuant to which certain terms of the Fourth Amended and Restated Credit Agreement were amended and the Fourth Amended and Restated Credit Agreement was restated in its entirety (as amended and restated, the “Fifth Amended and Restated Credit Agreement”). The Amendment, among other things:

1)	extends the maturity of approximately 75% of previous revolving credit facility commitments (the “Extended Maturity Revolver Facility Commitments”) from June 30, 2016 to September 30, 2017, with the remaining approximately 25%, or $276.0 million, of revolving credit facility commitments expiring, as previously, on June 30, 2016;

2)	reduces the amount of the Extended Maturity Revolver Facility Commitments by 25% to $618.0 million and provides for an increase in the interest rate payable to holders of the Extended Maturity Revolver Facility Commitments on borrowings under the revolving credit facility, effective as of the date of the Amendment; and

3)	makes other changes to the Fourth Amended and Restated Credit Agreement, including eliminating the interest coverage financial covenant previously scheduled to apply starting in the first quarter of 2016, extending the minimum liquidity covenant through September 30, 2017, accelerating the date by which certain real property is added as collateral and adding provisions to facilitate future extensions and refinancings under the Fifth Amended and Restated Credit Agreement.

This description of the Amendment and the Fifth Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment and the Fifth Amended and Restated Credit Agreement, which are attached to this report as Exhibit 10.2 and are incorporated herein by reference.

Some of the financial institutions and/or their affiliates participating in the A/R Facility and as parties to the Fourth Amended and Restated Credit Agreement and the Fifth Amended and Restated Credit Agreement have or may have had various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting and commercial banking services, including issuances of letters of credit, for which the financial institutions and/or affiliates receive customary fees, and, in some cases, out-of-pocket expenses.

On September 25, 2014, the Company issued a press release regarding the A/R Facility and the Amendment, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated herein by reference

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Pursuant to the rules and regulations of the Securities and Exchange Commission, the Company has filed the A/R Facility and the Amendment (which includes the Fifth Amended and Restated Credit Agreement as an exhibit) as exhibits to this Current Report on Form 8-K. The A/R Facility, the Amendment and the Fifth Amended and Restated Credit Agreement may contain representations and warranties by the parties thereto. These representations and warranties have been made solely for the benefit of the other party or parties to such agreement and (i) may have been qualified by disclosure made to such other party or parties, (ii) were made only as of the date of such agreement or such other date(s) as may be specified in such agreement and are subject to more recent developments, which may not be fully reflected in the Company’s public disclosure, (iii) may reflect the allocation of risk among the parties to such agreement and (iv) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations and warranties may not describe the actual state of affairs of the Company or its subsidiaries or affiliates at the date hereof and should not be relied upon.

Exhibit No.	Description
10.1*	Credit and Security Agreement dated as of September 19, 2014, by and among ANR Second Receivables Funding, LLC, General Electric Capital Corporation, as a lender, a swing line lender, an LC Lender and the administrative agent, and Webster Business Credit Corporation, as an LC Lender and as a Lender, and certain financial institutions from time to time parties thereto, as Lenders.

10.2*	Amendment Agreement dated September 24, 2014, by and among Alpha Natural Resources, Inc., the lenders party thereto and Citicorp North America, Inc., as administrative agent and collateral agent (including as an exhibit, the Fifth Amended and Restated Credit Agreement, dated as of September 24, 2014, among Alpha Natural Resources, Inc., the lenders party thereto and Citicorp North America, Inc., as administrative agent and collateral agent).

99.1*	Press Release, dated September 25, 2014.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

September 25, 2014	By:	/s/ William L. Phillips III
Name: William L. Phillips III
Title: Assistant Secretary

Exhibit Index

Exhibit No.	Description
10.1*	Credit and Security Agreement dated as of September 19, 2014, by and among ANR Second Receivables Funding, LLC, General Electric Capital Corporation, as a lender, a swing line lender, an LC Lender and the administrative agent, and Webster Business Credit Corporation, as an LC Lender and as a Lender, and certain financial institutions from time to time parties thereto, as Lenders.

10.2*	Amendment Agreement dated September 24, 2014, by and among Alpha Natural Resources, Inc., the lenders party thereto and Citicorp North America, Inc., as administrative agent and collateral agent (including as an exhibit the Fifth Amended and Restated Credit Agreement, dated as of September 24, 2014, among Alpha Natural Resources, Inc., the lenders party thereto and Citicorp North America, Inc., as administrative agent and collateral agent).

99.1*	Press Release, dated September 25, 2014.

*Filed herewith.